Exhibit 10.2

July 7, 2023

Scott Bowman

Dear Scott,

We are very pleased to extend to you the following offer to join Leslie's Poolmart, Inc. (the "Company") effective July 17, 2023, as our Chief Financial Officer Designate, reporting directly to Mike Egeck, Chief Executive Officer. On August 7, 2023, you will officially become Leslie’s Chief Financial Officer and Treasurer. We look forward to having you join the Company and are confident that you will be able to make significant contributions to support our growth at Leslie's.

Base Salary: Your base annual salary will be $550,000, less normal withholdings, paid consistently with the Company's standard payroll practices.

Incentive Compensation: Your incentive bonus will be based upon the annual results of the Company's financial performance for the fiscal year and is governed by the Company's Annual Incentive Plan. Your target bonus percentage is 100% of your base salary, representing an annual target bonus of $550,000.

Signing Bonus: The Company has agreed to grant you a sign-on bonus of $500,000. The initial sign on bonus payment of $300,000 will be grossed-up to account for normal and customary payroll tax withholdings and will be paid to you on the first regular payroll processing date following 30 days of employment. The second bonus payment of $200,000 will be subject to normal and customary payroll tax withholdings and will paid on the first payroll processing date in December 2023.

Equity Incentive: Leslie’s recognizes the importance of your role and level of specialized knowledge you will bring to the organization, and we want to ensure that our top contributors have an opportunity to share in the ownership, financial success, and personal wealth generation of being a Leslie’s shareholder. Accordingly, and subject to approval by the Compensation Committee of the Leslie’s, Inc. Board of Directors, you will receive a one-time sign on equity grant valued at $550,000. In addition, you will be eligible for future equity grants as approved by the Compensation Committee.

Executive Severance Plan: You will be designated as an eligible employee to participate in the Leslie’s Poolmart, Inc. Executive Severance Plan. Detailed information on this program will be provided to you in a separate Executive Severance Plan Participation Agreement.

Benefits Program: You will be eligible to participate in Leslie's standard fringe benefits program, subject to and on a basis consistent with the terms and conditions of any such plans. Such benefits currently include health & welfare insurance, our 401(k)-retirement plan, four (4) weeks of vacation, and certain paid holidays, among other perks.

Position Offer Letter to Scott Bowman, June 9, 2023

Health insurance eligibility will begin immediately upon your effective date of employment, while eligibility for other fringe benefits may be subject to additional qualifying criteria. You will receive detailed information about our benefits program from Leslie’s Human Resources.

As we must include in all offers of employment, we mention that your employment is at-will, and therefore, your employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at your option or the Company's option. Although other terms and conditions of employment may change, this at-will employment relationship, as defined above, will remain in effect throughout your employment with the Company. This letter does not represent an employment contract, rather an offer of employment and description of benefits.

Scott, we would be extremely pleased to have you join the Leslie's leadership team, as we sincerely believe that you will find succeeding with the team to be very gratifying and personally rewarding. We have a great deal of confidence in you and recognize your ability to add significant value to our business.

If there is anything that we can do to help you with this important decision, please let us know.

Sincerely yours,

/s/ Naomi Cramer

Naomi Cramer

Chief People Officer

Accepted by Scott Bowman:

/s/ Scott Bowman	7/7/2023
Scott Bowman	Date